As filed with the Securities and Exchange Commission on September 22, 2020

Registration Statement No. 333-226827

Registration Statement No. 333-205252

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226827

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205252

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAJESCO

(Exact name of registrant as specified in its charter)

California	77-0309142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

412 Mount Kemble Ave, Suite 110C Morristown, NJ 07960	07960
(Address of principal executive offices)	(Zip Code)

Majesco Employee Stock Purchase Plan

Majesco 2015 Equity Incentive Plan

(Full title of the plan)

Lori Stanley, Esq.

412 Mount Kemble Ave, Suite 110C

Morristown, NJ 07960

(973) 461-5200

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Majesco, a California corporation (the “Company”):

•	Registration Statement No. 333-205252, registering 2,000,000 shares of common stock, par value $0.002 per share issuable pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) and 3,877,263 shares of common stock issuable pursuant to the Company's 2015 Equity Incentive Plan (the “2015 Plan”), filed with the SEC on June 26, 2015; and

•	Registration Statement No. 333-226827, registering 2,000,000 additional shares of the Company's common stock, issuable pursuant to the 2015 Plan, filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2018.

On September 21, 2020 pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated August 8, 2020 (the “Merger Agreement”), by and among the Company, Magic Intermediate, LLC, a Delaware limited liability company that is an affiliate of Thoma Bravo, L.P. (“Parent”), and Magic Merger Sub, Inc., a Delaware limited liability company and a direct and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its common stock pursuant to the Registration Statements. In accordance with the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendments to deregister all the shares of the Company’s common stock registered under the Registration Statements, which remained unissued as of the date of this Post-Effective Amendment. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such common stock.

As no securities are being registered herein, and the sole purpose of this filing is to terminate and deregister securities, the exhibit disclosure requirements under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Morristown, New Jersey, on this 22nd day of September, 2020.

MAJESCO

By:	/s/ Lori Stanley
Lori Stanley
General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.